Exhibit 4.1

Second SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 12, 2018, between Northern Indiana Public Service Company, an Indiana corporation (the “Company”), and The Bank of New York Mellon, a New York banking corporation, not in its individual capacity but solely as successor trustee (the “Trustee”) under the Indenture dated as of March 1, 1988 (as supplemented, the “Indenture”) between the Company and Manufacturers Hanover Trust Company, as original trustee (the “Original Trustee”).
W I T N E S S E T H
WHEREAS, the Company executed and delivered to the Original Trustee the Indenture in order to provide for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (collectively, the “Securities”), to be issued in one or more series as might be determined by the Company under the Indenture in an unlimited aggregate principal amount, which may be authenticated and delivered as provided in the Indenture;
WHEREAS, Section 101 of the Indenture defines “Corporation” to include any corporation, association, company or business trust;
WHEREAS, the Company intends to become an Indiana limited liability company pursuant to a statutory conversion under the Uniform Business Organization Transactions Act of the State of Indiana (IC 23-0.6), which provides, among other things, that all debts, obligations and other liabilities of the converting entity continue as debts, obligations and other liabilities of the converted entity and that the converted entity is the same entity without interruption as the converting entity;
WHEREAS, the Company wishes to clarify any ambiguity as to whether a limited liability company is a “company” for purposes of the definitions of Company and Corporation in Section 101 of the Indenture;
WHEREAS, Section 901(9) of the Indenture provides that the Indenture may be supplemented without the consent of any Holders of Securities in order to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect;
WHEREAS, the Company desires and has requested that the Trustee join in the execution of this Supplemental Indenture for the purpose of curing any ambiguity regarding the definition of Corporation;
WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the board of directors of the Company; and
WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been in all respects duly authorized.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of Securities as follows:

ARTICLE 1
DEFINITIONS
Section 1.1Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY

Section 2.1    The Company represents, warrants and agrees as follows:

(a)It is a corporation duly organized, validly existing and in good standing under the laws of Indiana.

(b)The execution, delivery and performance by it of this Supplemental Indenture has been authorized and approved by all necessary corporate or other action on its part, and this Supplemental Indenture is its valid and legally binding obligation, enforceable against it in accordance with its terms.

(c)The conversion of the Company to become a limited liability company will not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect.

(d)The Indenture, as supplemented by this Supplemental Indenture, shall remain in full force and effect in accordance with its terms immediately after the execution of this Supplemental Indenture.

ARTICLE 3
MISCELLANEOUS

Section 2.1Execution and Delivery. This Supplemental Indenture shall be effective upon execution by the parties hereto.

Section 3.2    Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.3    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.4    Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the internal law of the State of New York, without giving effect to any contrary conflict of laws or choice of law provisions of the law of the State of New York or any other jurisdiction.

Section 3.5    Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATING TO THE INDENTURE, THE SECURITIES THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.6    Counterparts. The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.7    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.8    Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

By:	/s/ Donald E. Brown
Name:	Donald E. Brown
Title:	Executive Vice President and Chief Financial Officer

Attest:

By:	/s/ Samuel K. Lee
Samuel K. Lee
Vice President and Corporate Secretary